Exhibit 99.1

Station Casinos Announces Second Quarter 2013 Results

LAS VEGAS--(BUSINESS WIRE)--August 7, 2013--Station Casinos LLC ("Station" or the “Company") today announced the results of its operations for the second quarter ended June 30, 2013.

“Station Casinos continued its successful track record of strong operating performance and generated its best second quarter of Adjusted EBITDAM and Adjusted EBITDAM margin in five years. Our ability to efficiently manage operating expenses without compromising our highest level of guest service led to another quarter of impressive results,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer.

Highlights for the quarter include:

  Posted our ninth consecutive quarter of Adjusted EBITDAM growth, with an increase of 5.7% year over year.
  Launched our real money online poker platform in Nevada on April 30, 2013 through Ultimate Gaming.
  Entered into an online gaming operations agreement through Ultimate Gaming with Trump Taj Mahal Associates LLC in New Jersey.
  Advanced construction on Graton Resort & Casino, which remains on budget and on schedule to open during the fourth quarter of 2013.

Results of Operations

The Company's net revenues for the second quarter ended June 30, 2013 increased 1.4%, to $316.6 million as compared to last year’s second quarter. Adjusted EBITDAM, excluding Fertitta Interactive, was $97.7 million for the quarter, an increase of 5.7% from the same period of the prior year, and our Adjusted EBITDAM margins continue to show strong improvement, increasing 130 bps to 30.9% from a year ago. Both our Adjusted EBITDAM and margin improvement reflect our focus on efficient operations and ongoing cost savings initiatives.

Including the results of Fertitta Interactive, Adjusted EBITDAM was $96.1 million, an increase of 4.7% from $91.8 million in the same period of the prior year, while Adjusted EBITDAM margins rose 100 bps to 30.4%.

“Despite a challenging revenue environment, we were pleased to report another quarter of positive revenue growth and our ninth consecutive quarter of Adjusted EBITDAM growth. We anticipate an eventual market recovery coupled with our continued focus on efficiently managing our operations should drive substantial operating leverage for the Company,” said Falcone.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Fertitta Interactive

On April 30, 2013, Fertitta Interactive made history as the first company to launch real money online poker in the United States through its subsidiary Ultimate Gaming via ultimatepoker.com. Ultimate Gaming successfully completed its field trial in Nevada on July 25, 2013, and the team is currently focused on integrating new upgrades and enhancements to our product offering. On July 1, 2013, Ultimate Gaming entered into an online gaming operations agreement with Trump Taj Mahal Associates LLC in Atlantic City. “Ultimate Gaming’s entrance into the New Jersey market is our next step in expanding our presence in the online gaming industry. This agreement gives Ultimate Gaming the opportunity to use its proprietary technology platform to supply real money full-scale online gaming to the New Jersey market. Ultimate Gaming has submitted all of the required applications, and we believe we are well prepared to launch in the market upon receiving New Jersey regulatory approval,” said Falcone.

Balance Sheet

As of June 30, 2013, the outstanding principal balance of long-term debt was $2.16 billion, excluding a nonrecourse land loan of $110.1 million, and cash and cash equivalents were $123.2 million. Our net debt to Adjusted EBITDAM ratio was 6.1x, excluding the land loan.

Conference Call Information

The Company will host a conference call on August 7, 2013 at 1:30 p.m. (PDT) to discuss its second quarter 2013 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 269-7756 or (201) 689-7817 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from 5:00 p.m. (PDT) on August 7, 2013 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Casino Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset and Wildfire Anthem. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station owns a 50% interest in MPM Enterprises, LLC, which is the manager of the Gun Lake Casino in southwestern Michigan, and a 57.3% interest in Fertitta Interactive.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the economic downturn, and in particular the economic downturn in Nevada, and its effect on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; risks relating to our investment in Fertitta Interactive; the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, and general economic conditions, including interest rates, on our business and results of operations; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities, including the Graton Resort and Casino; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM consists of net income plus interest expense, net, depreciation and amortization, management fee expenses, development and preopening expenses, charges relating to share-based compensation, write-downs and other charges, write downs and other charges at joint ventures, loss on extinguishment of debt, changes in fair value of derivative instruments, adjusted EBITDAM attributable to non-controlling interests, and adjusted EBITDAM of Fertitta Interactive. Adjusted EBITDAM is presented solely as supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, Adjusted EBITDAM is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, Adjusted EBITDAM provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. The impact of interest expense, net, depreciation and amortization, management fee expenses, development and preopening expenses, charges relating to share-based compensation, write-downs and other charges, write downs and other charges at joint ventures, loss on extinguishment of debt, changes in fair value of derivative instruments, adjusted EBITDAM attributable to non-controlling interests, and adjusted EBITDAM of Fertitta Interactive, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate cash flows will be sufficient to fund cash needs. This measure should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flow as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as the Company, and therefore, the Company’s measure of Adjusted EBITDAM may not be comparable to a similarly titled measure used by other gaming companies. A reconciliation of Adjusted EBITDAM to net income is included in the financial schedules accompanying this release.

Station Casinos LLC
Condensed Consolidated Statements of Operations
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013 (a)	2012 (b)	2013 (a)	2012 (b)
Operating revenues:
Casino	$224,962	$222,271	$445,819	$452,450
Food and beverage	59,580	62,511	120,265	123,460
Room	26,857	28,210	54,129	56,068
Other	18,052	18,753	33,896	35,186
Management fees	11,020	7,413	20,860	15,178
Gross revenues	340,471	339,158	674,969	682,342
Promotional allowances	(23,892)	(26,819)	(46,599)	(51,804)
Net revenues	316,579	312,339	628,370	630,538

Operating costs and expenses:
Casino	85,627	89,649	170,446	177,811
Food and beverage	40,265	38,444	82,033	80,738
Room	10,482	10,838	21,615	21,718
Other	7,210	7,130	13,369	13,005
Selling, general, administrative and corporate	75,317	72,166	145,806	142,171
Development and preopening	46	75	186	130
Depreciation and amortization	35,417	32,253	70,748	62,954
Management fee expense	11,790	11,586	23,536	23,367
Write-downs and other charges, net	3,037	748	5,550	1,199
	269,191	262,889	533,289	523,093

Operating income	47,388	49,450	95,081	107,445
Earnings from joint ventures	474	405	993	950
Operating income and earnings from joint ventures	47,862	49,855	96,074	108,395

Other expense:
Interest expense, net	(40,530)	(42,716)	(83,829)	(92,336)
Loss on debt extinguishment	-	-	(146,787)	-
Change in fair value of derivative instruments	34	-	(238)	-
	(40,496)	(42,716)	(230,854)	(92,336)
Net income (loss)	7,366	7,139	(134,780)	16,059
Less: Net income (loss) attributable to noncontrolling interests	70	592	(1,284)	2,678
Net income (loss) attributable to Station Casinos LLC members	$7,296	$6,547	$(133,496)	$13,381

(a)	Includes results of Fertitta Interactive
(b)	Includes results of Fertitta Interactive for the period April 30 through June 30, 2012

Station Casinos LLC
Summary Information and
Reconciliation of Net Income (Loss) to Adjusted EBITDAM
(amounts in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss)	$7,366	$7,139	$(134,780)	$16,059
Interest expense, net	40,530	42,716	83,829	92,336
Depreciation and amortization	35,417	32,253	70,748	62,954
Management fee expense	11,790	11,586	23,536	23,367
Development and preopening	46	75	186	130
Share-based compensation	819	-	1,908	-
Write-downs and other charges, net	3,037	748	5,550	1,199
Write-downs and other charges at joint ventures (50%)	1	-	2	29
Loss on debt extinguishment	-	-	146,787	-
Change in fair value of derivative instruments	(34)	-	238	-
Adjusted EBITDAM attributable to MPM noncontrolling interests	(4,047)	(3,362)	(7,470)	(7,156)
Adjusted EBITDAM attributable to Fertitta Interactive noncontrolling interests	1,219	655	2,509	655
Adjusted EBITDAM attributable to Station Casinos LLC members	96,144	91,810	193,043	189,573
Adjusted EBITDAM of Fertitta Interactive attributable to Station Casinos LLC members	1,528	604	2,894	604
Adjusted EBITDAM excluding Fertitta Interactive	$97,672	$92,414	$195,937	$190,177

Principal amount of long-term debt at June 30, 2013:
Credit agreement	$1,620,938
Senior notes	500,000
Land loan	110,089
Other	43,126
Total	$2,274,153

CONTACT:
Station Casinos LLC
Marc Falcone
Executive Vice President, Chief Financial Officer and Treasurer
(702) 495-3600
or
Joyce Thomas
Director of Investor Relations and Treasury
(702) 495-3218
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248